Exhibit 99.1

EZ Prints, Inc.

Financial Statements

March 31, 2012

Independent Auditors’ Report

To the Board of Directors

EZ Prints, Inc.

We have audited the accompanying balance sheet of EZ Prints, Inc. (the Company) as of March 31, 2012, and the related statement of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EZ Prints, Inc. as of March 31, 2012, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Bennett Thrasher P.C.

January 8, 2013

EZ Prints, Inc.

Balance Sheet

March 31, 2012

Assets

Current assets:
Cash	$2,987,389
Accounts receivable, net of allowance for doubtful accounts of $1,330,398	2,219,861
Inventories, net of reserve of $17,986	817,852
Prepaid expenses and other current assets	138,150

Total current assets	6,163,252

Property and equipment, net	3,010,842

Other long term assets:
Deposits and other	42,428

Total assets	$9,216,522

Liabilities and Stockholders’ Equity

Current liabilities:
Line of credit	$1,500,000
Accounts payable	1,138,392
Accrued expenses	709,762
Partner commissions payable	5,192,818
Capital leases - current portion	27,003

Total current liabilities	8,567,975

Long term liabilities:
Capital leases - less current portion	104,874

Total liabilities	8,672,849

Stockholders’ equity:
Series 2 Redeemable Convertible Preferred Stock	6,358,360
Series 1 Redeemable Convertible Preferred Stock	28,665,700
Common stock	4,093
Additional paid-in capital	1,095,253
Treasury stock, at cost	(190,079)
Accumulated deficit	(35,389,654)

Total stockholders’ equity	543,673

Total liabilities and stockholders’ equity	$9,216,522

See accompanying notes to financial statements.

EZ Prints, Inc.

Statement of Operations

For the Year Ended March 31, 2012

Net revenue	$33,979,345

Cost of goods sold	24,455,346

Gross profit	9,523,999

Operating expenses:
Sales and marketing	1,040,236
General and administrative	7,225,602
Bad debt expense (Note 1)	1,091,014

Total operating expenses	9,356,852

Operating income	167,147

Other expense:
Interest expense, net	(61,907)

Net income	$105,240

See accompanying notes to financial statements.

EZ Prints, Inc.

Statement of Stockholders’ Equity

For the Year Ended March 31, 2012

	Redeemable Preferred Stock		Redeemable Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock, at Cost	Accumulated Deficit	Total
	Series 2 Redeemable Convertible Preferred Stock		Series 1 Redeemable Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount

Balance, April 1, 2011	1,839,837	2,834,768	20,997,790	26,615,551	164,313	3,969	969,077	(202,579)	(29,936,169)	284,617

Exercise of Series 1 Redeemable Convertible Preferred Stock warrants	—	—	14,281	15,016	—	—	(14,873)	—	—	143
Cancellation of treasury stock	—	—	—	—	—	—	(12,500)	12,500		—
Issuance of common stock	—	—	—	—	156,366	124	4,438	—	—	4,562
Stock compensation	—	—	—	—	—	—	149,111	—	—	149,111
Preferred stock dividends	—	302,779	—	1,364,912	—	—	—	—	(1,667,691)	—
Accretion of redeemable preferred stock	—	3,220,813	—	670,221	—	—	—	—	(3,891,034)	—
Net income	—	—	—	—	—	—	—	—	105,240	105,240

Balance, March 31, 2012	1,839,837	$6,358,360	21,012,071	$28,665,700	320,679	$4,093	$1,095,253	$(190,079)	$(35,389,654)	$543,673

See accompanying notes to financial statements.

EZ Prints, Inc.

Statement of Cash Flows

For the Year Ended March 31, 2012

Cash flows from operating activities:
Net income	$105,240
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,437,557
Bad debt expense	1,091,014
Stock compensation expense	149,111
Changes in operating assets and liabilities:
Accounts receivable	(1,020,005)
Inventories, net	(54,870)
Prepaid expenses and other current assets	127,002
Accounts payable	(233,135)
Accrued expenses	4,882
Partner commissions payable	651,654
Deferred revenue	(32,500)

Net cash provided by operating activities	2,225,950

Cash flows from investing activities:
Capitalized software	(1,188,159)
Purchases of property and equipment	(1,394,785)

Net cash used in investing activities	(2,582,944)

Cash flows from financing activities:
Principal payments on capital lease obligations	(44,867)
Proceeds from line of credit	94,478
Proceeds from issuance of common stock	4,562
Proceeds from exercise of warrants	143

Net cash provided by financing activities	54,316

Net decrease in cash	(302,678)

Cash at beginning of year	3,290,067

Cash at end of year	$2,987,389

Supplemental Disclosure of Cash Flow Information

Cash paid during the year for interest	$62,844

Supplemental Disclosure of Non-Cash Investing and Financing Activities

Capital lease obligations incurred to purchase equipment	$146,928

See accompanying notes to financial statements.

EZ Prints, Inc.

Notes to Financial Statements

March 31, 2012

Note 1: Nature of Business and Summary of Significant Accounting Policies

Nature of Business

EZ Prints, Inc. (the Company), incorporated in the state of Delaware on March 29, 1995, provides private-label digital photofinishing services and technology solutions to the consumer/retail, professional and digital content markets to customers located throughout the world.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates.

Revenue Recognition

Revenue is recognized generally when products have been shipped or services delivered and collection of proceeds is reasonably assured. For private-label customers (partners) in which the Company collects directly from the retail customer, the Company applies provisions in determining whether to recognize the gross consumer revenue or net amount retained. Partner commissions are generally recorded as cost of goods sold. For other partners, the Company records its invoiced net fee as revenue.

On contracts for partners where the Company performs up-front set-up and development services, the Company defers the amounts invoiced to the partner, along with the costs incurred to perform the services at the time the services are provided. These amounts are subsequently recognized as revenue and cost of goods sold, respectively, and amortized over the minimum term of the services contract, once the partner site is in production.

Cash

Cash includes cash and highly liquid investments that are readily convertible into cash and have a maturity of 90 days or less when purchased. At times, cash balances may exceed federally insured amounts. The Company believes it mitigates any risks by depositing cash with a major financial institution.

Accounts Receivable

Trade accounts receivable are stated at the amount the Company expects to collect. Based on management’s assessment, the Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

The Company had bad debt expense of $1,091,014 for the year ended March 31, 2012. The majority of the bad debt expense in 2012 relates to the reserve of receivables due from a customer who filed for protection under Chapter 11 of the U.S. Bankruptcy Code during the year. The reserve for this customer totaled $1,213,954 at March 31, 2012. The reserve was necessary because the Company’s receivable was unsecured and the amount that the Company may ultimately recover, if any, is not presently determinable.

Inventories

Inventories consist primarily of photographic supplies, chemicals, and various media. Inventories are recorded at the lower of cost or market, with cost determined by average cost, which approximates the first-in, first-out method. The Company maintains a reserve for obsolete and slow-moving inventory.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over estimated useful lives of the individual assets, as follows: software, three to five years; computers, three years; equipment, five years; and furniture and fixtures, five years. Leasehold improvements are amortized over the lesser of the lease term or estimated useful life.

Expenditures for major renewals and betterments which extend the useful lives of property and equipment are capitalized. Expenditures for routine maintenance and repairs are charged to expense as incurred.

Software Developed for Internal Use

The Company capitalizes direct payroll costs associated with the development and enhancement of its software used to obtain internet sales orders and download digital photos and the development and enhancement of its financial reporting package and manufacturing systems. These costs are being amortized over the estimated useful life of three to five years.

Impairment of Long-Lived Assets

The Company’s long-lived assets, such as property and equipment and software development costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. In the opinion of management, no long-lived assets were impaired as of March 31, 2012.

Stock-Based Compensation

The Company accounts for all transactions in which goods or services are the consideration received for issuance of equity instruments based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measured. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date on which it is probable that performance will occur.

The fair value of the stock options is determined on the grant date using the Black-Scholes option pricing model. Expected volatility is based on the average historical volatility of publicly-traded small cap companies in the United States. The expected term of the options granted represents the period of time that the options are expected to be outstanding. The Company used the simplified method to estimate the expected term of the options. The risk-free rate is based on the U.S. Treasury yields in effect at the time of the grant for the expected term of the options.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities as a result of a change in the tax rate is recognized in the statements of operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company applies the provisions of accounting standards for income taxes. These standards require that a tax position be recognized or derecognized based on a ‘more-likely-than-not’ threshold. This applies to positions taken or expected to be taken in a tax return. The Company does not believe its financial statements include any material uncertain tax positions. There have been no penalties or interest incurred by the Company during the year ended March 31, 2012.

Shipping and Handling Costs

The Company includes shipping and handling fees billed to customers in net revenue and shipping and handling costs in cost of goods sold.

Note 2: Property and Equipment

A summary of property and equipment at March 31, 2012 is as follows:

Software	$436,362
Capitalized software	1,955,940
Computers	1,433,201
Equipment	7,056,791
Furniture and fixtures	350,257
Leasehold improvements	1,167,398

Less accumulated depreciation and amortization	(9,389,107)

$3,010,842

Depreciation and amortization expense was $1,437,557 during the year ended March 31, 2012.

The Company capitalized software for internal use in the amounts of $1,188,159 for the year ended March 31, 2012. Amortization expense was $346,028 for the year ended March 31, 2012. Unamortized cost of software for internal use as of March 31, 2012 was $1,143,943.

Note 3: Line of Credit

During 2012, the Company renewed and amended its credit facility. The amended agreement added a Term Facility with a maximum credit availability of $2,000,000. The amendment also renewed an existing Revolving Facility with a maximum credit availability of $3,500,000, limited by a borrowing base consisting of eligible accounts receivable. The Revolving Facility also includes a $500,000 non-formula borrowing tranche. The Facilities are secured and collateralized by substantially all of the Company’s assets.

The Term Facility accrues interest daily at the greater of 1.5% over Prime (3.25% as of March 31, 2012) or 5.0% and matures November 28, 2014. Payments of principal plus accrued interest are due in monthly installments. There were no draws against the Term Facility during the year ended March 31, 2012.

The Revolving Facility accrues interest daily at the greater of 0.5% over Prime or 4.5%; containing a $25,000 sub-limit for securing Letters of Credit and a $100,000 sub-limit for credit cards that are issued from time to time by the Company. The Revolving Facility matures on June 1, 2013 as amended subsequent to year end. At March 31, 2012, the Revolving Facility had an outstanding balance of $1,500,000. The remaining available balance on the Revolving Facility was $2,000,000 as of March 31, 2012.

The total amounts outstanding under the Facilities are subject to financial covenants and certain reporting requirements. As of March 31, 2012, the Company believes it was in compliance with the financial covenants and reporting requirements.

Note 4: Capital Leases

The Company leases certain machinery and equipment under agreements that are classified as capital leases. The cost of equipment under capital leases is included in the balance sheet as property and equipment, net and totaled $146,928 at March 31, 2012. Accumulated amortization of the leased equipment was $17,142 at March 31, 2012.

Scheduled maturities of the future minimum lease payments under the capital leases are as follows:

Year Ending March 31:

2013	$33,882
2014	33,882
2015	33,882
2016	33,882
Thereafter	14,117

Total minimum lease payments	149,645
Less amount representing interest	(17,768)

Present value of minimum lease payments	131,877
Less current portion	(27,003)

Long-term portion	$104,874

Note 5: Stockholders’ Equity

In accordance with the Sixth Amended and Restated Certificate of Incorporation, the aggregate number of authorized shares of stock which the Company can issue is 56,000,000 shares consisting of 31,000,000 shares of common stock, par value $0.01 per share, 22,000,000 shares of Series 1 Preferred Stock, par value $0.01 per share, and 3,000,000 shares of Series 2 Preferred Stock, par value $0.01 per share. The designation of shares authorized and issued is as follows:

	Shares Authorized	Shares Issued	Shares Outstanding

Common	31,000,000	358,554	320,679
Series 1	22,000,000	21,132,731	21,012,071
Series 2	3,000,000	1,839,837	1,839,837

	56,000,000	23,331,122	23,172,587

At March 31, 2012 there were 37,875 common shares and 120,660 shares of Series 1 Preferred Stock held as treasury stock.

The rights, preferences, and privileges attached to the Series 1 Preferred Stock and Series 2 Preferred Stock (together, the Preferred Stock) at March 31, 2012 are as follows:

Liquidation

In the event of any voluntary or involuntary liquidation, merger, or sale of assets of the Company, the holders of the Series 2 Preferred Stock are entitled to be paid for each share held before any payment shall be made to the holders of Series 1 Preferred Stock or common stock at an amount equal to $3.15 per share plus all accrued and unpaid dividends. Second, the holders of Series 1 Preferred Stock are entitled to be paid for each share held before any payment shall be made to the holders of common stock at an amount equal to $1.05 per share plus all accrued and unpaid dividends. The liquidation preference of the Series 2 Preferred Stock as of March 31, 2012 was $6,358,360. The liquidation preference of the Series 1 Preferred Stock as of March 31, 2012 was $28,665,700.

Dividends

Holders of Preferred Stock shall have the right to receive cumulative dividends in the amount of 5% of the original issue price, $1.05 for the Series 1 and $3.15 for the Series 2, which amount shall compound annually and would be payable upon a liquidation event or a redemption of Preferred Stock. Accumulated dividends for the Series 1 Preferred Stock at March 31, 2012 totaled $6,595,461. Accumulated dividends for the Series 2 Preferred Stock at March 31, 2012 totaled $560,886.

Conversion

Any shares of Preferred Stock may, at the option of the holders, be converted at any time into fully-paid and non-assessable shares of common stock by multiplying the number of preferred shares by the original issue price, as defined above.

Voting Rights

Each holder of Preferred Stock is entitled to vote on all matters to that number of votes equal to the largest number of whole shares of common stock into which the shares of preferred stock could be converted. The holders of shares of preferred and common stock vote together as a single class.

Redemption

Beginning in November 2011, a majority of the holders of the Series 1 Preferred Stock then outstanding may exercise a redemption option of all the outstanding shares of the Series 1 Preferred Stock. Upon exercise of this option, the Series 1 Preferred Stock shall be redeemed for cash, at a price equal to the greater of the liquidation preference or the fair market value of the Series 1 Preferred Stock. As of March 31, 2012, the majority of the shareholders indicated their intent not to exercise the redemption option through April 1, 2013.

Beginning in November 2011, a majority of the holders of the Series 2 Preferred Stock then outstanding may exercise a redemption option of all the outstanding shares of the Series 2 Preferred Stock. Upon exercise of this option, the Series 2 Preferred Stock shall be redeemed for cash, at a price equal to the greater of liquidation preference or fair market value of the Series 2 Preferred Stock. As of March 31, 2012, the majority shareholder indicated its intent not to exercise the redemption option through April 1, 2013.

Both the Series 1 and Series 2 Preferred Stock are being accreted to its estimated redemption price over the redemption period.

Warrants

During 2003, the Company issued warrants for the purchase of 199,408 shares of common stock in connection with the Company’s bridge financing that may be exercised at a price of $0.34 per share.

During 2008 and 2009, concurrent with obtaining various debt facilities, the Company issued warrants to purchase shares of 356,505 Series 1 Preferred Stock. As of March 31, 2012, 21,362 of the warrants have been exercised. 39,831 of the warrants were issued with an exercise price of $1.05 per share and a seven year exercise period. The remaining warrants were issued with an exercise price of $0.01 per share and a seven year exercise period.

Stock Options

In 2006, the Board of Directors approved the 2006 Stock Option Plan which provides for the granting of options to purchase up to 5,175,177 shares of the Company’s common stock. The 2006 plan also governs those options issued under the 2000 Stock Option Plan and the 2002 Stock Option Plan. Under the terms of the 2006 Plan, nonqualified stock options and incentive stock options may be granted to employees, officers, directors, consultants, advisors or other service providers. The nonqualified options are at prices equal to, greater than, or less than fair market value of the Company’s common stock at the date of grant and the incentive options are at prices equal to or greater than the fair market value of the Company’s common stock at the date of grant. Each stock option expires 10 years from the date of grant. Options generally vest over four years.

A summary of the activity under the 2006 Stock Option Plan is as follows:

	Number of Shares	Weighted Average Exercise Price

Options outstanding as of April 1, 2011	3,898,856	0.38
Granted	924,390	0.43
Exercised	(12,410)	0.37
Cancelled or expired	—	—
Forfeited	(656,219)	0.38

Options outstanding as of March 31, 2012	4,154,617	$0.39

Options exercisable as of March 31, 2012	2,842,721	$0.38

For options outstanding and exercisable at March 31, 2012, the exercise price ranges and average remaining lives were:

	Options Outstanding		Options Exercisable
Exercise Price	Number of Options	Weighted Average Contractual Life	Number of Options	Weighted Average Contractual Life

$0.17	122,980	2.73	122,980	2.73
$0.38	2,890,002	6.64	2,502,496	6.49
$0.43	924,390	9.57	—	—
$0.50	217,245	5.02	217,245	5.02

	4,154,617	8.64	2,842,721	7.78

A summary of the status of the Company’s nonvested shares as of March 31, 2012, and changes during the year then ended are presented below:

Nonvested Options	Options	Weighted Average Grant Date Fair Value

Nonvested at April 1, 2011	1,511,848	$0.18

Granted	924,390	0.23
Vested	(716,909)	0.17
Forfeited	(407,433)	0.19

Nonvested at March 31, 2012	1,311,896	$0.22

The 2012 grant date fair value of the awards was determined to be approximately $213,000. The stock option compensation expense related to share-based compensation arrangements during the year ended March 31, 2012 was approximately $147,000. There is approximately $247,000 in unrecognized compensation to be recognized in future periods.

The value of each option grant has been estimated using the Black-Scholes option-pricing model. The Company applies the fair value method of option valuation. The following weighted-average assumptions were used for the year ended March 31, 2012:

Risk-free interest rate	1.50%
Expected lives (in years)	6.08
Dividend yield	0.00%
Expected volatility	57.77%

Restricted Stock

A summary of the restricted stock award activity under the 2006 Stock Incentive Plan is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested restricted stock as of April 1, 2011	—	$—
Granted	143,956	0.24
Exercised	—	—
Cancelled or expired	—	—
Forfeited	—	—

Restricted stock outstanding as of March 31, 2012	143,956	$0.24

Restricted stock exercisable as of March 31, 2012	—	$—

The 2012 grant date fair value of the awards was determined to be approximately $35,000. The stock compensation expense related to share-based compensation arrangements during the year ended March 31, 2012 was approximately $2,000. There is approximately $33,000 in unrecognized compensation to be recognized in future periods.

The restricted shares cliff vest after seven years on April 28, 2018, or upon the occurrence of certain accelerated vesting events included in the vesting schedule under the 2006 Stock Incentive Plan. On June 19, 2012, all shares vested under a qualifying acceleration event.

Note 6: Income Taxes

The Company has not provided any current income tax expense or benefit for the year ended March 31, 2012 as it has historically generated net operating losses for income tax purposes and consequently does not currently pay income taxes.

Significant components of the Company’s deferred tax assets and liabilities at March 31, 2012 are as follows:

Deferred tax assets:
Federal NOL carryforward	$5,209,342
State NOL carryforward	428,230
Deferred contract revenue	—
Depreciation	339,679
Allowance for bad debts	518,851
Stock compensation	182,029
Other	34,975

Total deferred tax assets	$6,713,106

Deferred tax liabilities:
Deferred contract development costs	(460)

Net deferred tax assets	6,712,646
Less valuation allowance	(6,712,646)

Deferred tax asset, net	$—

At March 31, 2012, the Company had approximately $15,000,000 in Federal net operating loss carryforwards that, if not utilized, expire beginning in 2018. The utilization of such net operating loss carryforwards and realization of tax benefits in future years depends predominantly upon generating future taxable income. Further, the utilization of certain of these carryforwards is subject to an annual limitation as a result of a change in ownership of the Company, as defined in the Internal Revenue Code. The limitation does not reduce the total amount of net operating losses that may be taken, but rather substantially limits the amount that may be used during a particular year.

Consequently, due to these uncertainties surrounding the realization of the benefits of its net favorable tax attributes in future tax returns, the Company recorded a full valuation allowance against its net deferred tax assets at March 31, 2012, as management deemed it is more likely than not that the deferred tax assets will not be utilized.

The Company adopted the provisions of Accounting Standards Codification (ASC) 740, related to unrecognized tax benefits and liabilities, on January 1, 2009 and determined no accrual was necessary for unrecognized tax benefits or liabilities based on the Company’s tax positions, including all open years. The Company files income tax returns in the U.S. Federal jurisdiction and state jurisdictions. With few exceptions, the Company is no longer subject to U.S. Federal, state and local tax authority review for years prior to 2007.

Note 7: Commitments and Contingencies

Operating Leases

The Company leases equipment and building space under operating leases expiring at various dates through 2016. The leases generally require the Company to pay taxes, maintenance and insurance. Management believes that in the normal course of business, leases that expire will be renewed or replaced by other leases.

Future minimum lease payments under the non-cancelable operating leases with original lease terms of one year or more at March 31, 2012 were as follows:

Year Ending March 31:

2013	$504,269
2014	517,951
2015	495,376
2016	477,774

$1,995,370

Rent expense was $552,827 during the year ended March 31, 2012.

Significant Concentrations

For the year ended March 31, 2012, the Company had three customers that accounted for approximately 41% of revenue. Receivables relating to these customers constituted approximately 15% of accounts receivable at March 31, 2012.

For the year ended March 31, 2012, the Company had two vendors that accounted for approximately 20% of purchases. Payables relating to these vendors constituted 12% of accounts payable at March 31, 2012.

Patent Fees

The Company entered into a Private Label Services patent license agreement on July 1, 2005, whereby $150,000 was payable in six equal quarterly installments of $25,000 through January 1, 2007. The Company is also subject to a royalty of 3.5% of the net print revenues for Private Label Services on a quarterly basis beginning July 1, 2006 through the end of the patent life to a maximum of $3,000,000. The amount payable at March 31, 2012 was $19,057. Total royalty expense for the year ended March 31, 2012 was $156,280. Management anticipates that during the remaining 6 to 8 year life of the patents, the royalties paid will not reach the $3,000,000 maximum amount.

Litigation

The Company is engaged in legal proceedings arising in the normal course of business. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material impact on the Company’s financial condition or results of operations.

Employment Agreement

The Company has entered into an agreement with an executive. This agreement generally provides for, among other things, compensation and benefits for a period of 1 year unless terminated by either party.

Other Obligations

To assure a long-term supply of certain raw materials, the Company has agreements with various suppliers to purchase minimum quantities of specified raw materials over the upcoming year. To the extent the Company does not take delivery of those items within the agreed upon period, the suppliers may deliver the outstanding items and invoice for those items upon expiration of the agreement, unless re-negotiated prior to expiration. At March 31, 2012, the amount of outstanding purchase obligations was approximately $171,000.

Note 8: Employee Benefit Plan

The Company sponsors a 401(k) plan for all employees who have completed thirty days of service. Under the plan, employees may elect to defer a percentage of their compensation each year subject to Internal Revenue Code limits. Beginning in September 2010, the Company matched 100% of the employee’s contributions up to 2% of salary, plus 50% of the amount of the employees’ contributions that exceed 2% up to 6% of salary. The Company contributions totaled $185,840 for the year ended March 31, 2012.

Note 9: Subsequent Events

On October 25, 2012, the Company was acquired by CafePress Inc. At the effective time of the acquisition, all outstanding shares of capital stock of the Company held by the stockholders were converted into the right to receive an initial closing payment in the aggregate amount of $30 million, subject to customary adjustments and other transaction expenses (the “Initial Merger Consideration”). The agreement also provides for earn-out consideration whereby the Company’s stockholders have contingent rights to receive up to $10 million based on achievement of certain performance targets for the acquired business over the twelve months following the acquisition. The agreement also provided for $4.5 million of the Initial Merger Consideration to be placed in an escrow account to settle certain claims for indemnification for breaches or inaccuracies in the Company’s representations and warranties, covenants and agreements and other indemnifiable claims.

The Company has evaluated events and transactions occurring subsequent to March 31, 2012 through the date of the report, the date the financial statements were available for issuance, and has concluded there were no recognized subsequent events requiring disclosure, other than those described above and in Note 3 and Note 5.

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